Exhibit 23.2

Consent of Independent Reserve Engineers and Geologists

As independent reserve engineers, geologists, and geophysicists, we hereby consent to the incorporation by reference in the Registration Statement of Legacy Reserves Inc. on Form S-8 of the references to our Firm’s name and our Firm’s reserve report dated January 18, 2018 on the oil and natural gas reserves of Legacy Reserves LP as of December 31, 2017 included in or made a part of Legacy Reserves LP’s annual report for the year ended December 31, 2017 filed on Form 10-K with the Securities and Exchange Commission on February 23, 2018.

LAROCHE PETROLEUM CONSULTANTS, LTD.

By LPC, Inc. General Partner

By: /s/ Joe A. Young
Name: Joe A. Young
Title: Vice President

September 20, 2018